EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 885-3695	(714) 885-3462

EMULEX REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL 2004 RESULTS

Fiscal 2004 Revenues Expand 18% and Achieve Record Level for the Fifth Consecutive Year

     COSTA MESA, Calif., August 5, 2004 — Emulex Corporation (NYSE:ELX), the market leader in Fibre Channel host bus adapters (HBAs) and a leading supplier of intelligent building blocks for next generation storage networking systems, today announced preliminary results for its fourth fiscal quarter ended June 27, 2004.

Fourth Quarter Highlights

•	Revenues increased 6% from a year ago to $86.4 million, compared to updated guidance delivered at the end of June of $85-$86 million

•	Revenue and non-GAAP results are final but GAAP results are preliminary, pending completion of FAS 142 and 144 analyses to determine the amount of impairment to our goodwill and intangible assets

•	Gross margin of 63% on both a non-GAAP and preliminary GAAP basis

•	Non-GAAP operating margin of 28% and preliminary GAAP operating margin of 19%

•	Non-GAAP operating income of $24.4 million, as well as preliminary GAAP operating income of $16.3 million

•	Non-GAAP diluted EPS of $0.19, and preliminary GAAP diluted EPS of $0.13, compared to updated guidance of $0.18 and $0.10, respectively

•	Increase of $24.8 million in cash and investments, net of debt, over third quarter levels, to $130.6 million

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

Preliminary Financial Results

     Fourth quarter revenues, essentially all of which were comprised of Fibre Channel products, grew 6% from a year ago to $86.4 million, but declined 13% sequentially from the record high revenues achieved in the third fiscal quarter. Storage switching solutions contributed more than 10% of fourth quarter net revenue. Fourth quarter non-GAAP net income declined by 17% from the comparable year-ago results to $15.9 million, or $0.19 per diluted share. Preliminary fourth quarter GAAP net income, including charges associated with the Vixel acquisition, amounted to $10.6 million, or $0.13 per diluted share, a decline of 42% from a year ago. GAAP results are preliminary, pending completion of the FAS 142 and 144 analyses for impairment of goodwill and intangible assets, which is currently ongoing. A reconciliation between preliminary GAAP and non-GAAP results is included in the accompanying financial data.

     For the fiscal year ended June 2004, revenues rose 18% to a record $364 million, compared to $308 million reported a year ago. For fiscal 2004, non-GAAP net income rose 10% to a record $77.5 million, or $0.92 per diluted share, compared to net income of $70.4 million, or $0.84 per diluted share a year ago. Preliminary GAAP net income amounted to $51.2 million, or $0.61 per diluted share, compared to $65.7 million, or $0.79 per share, reported a year ago.

     Paul Folino, Emulex Chairman and CEO, stated, “The sequential decline in our Fibre Channel revenues was largely due to cross currents in our OEM customer base. As we announced at the end of June, challenges at the end of our fourth quarter at two OEMs resulted in lower revenue than we had originally expected. Also previously announced, due to an upcoming change in the OEM fulfillment model at one of our major customers, at the end of the fourth quarter we curtailed shipments of certain OEM products to decrease channel inventories in preparation for this transition to an inventory hub program.” Although the Company indicated this OEM change will not affect actual end-user demand for Emulex products, the Company is continuing to restrict channel shipments in the first quarter as well. Consequently, the interim financial impact of this transition is expected to be a reduction in first quarter fiscal 2005 revenue below market demand levels as current channel stocking inventory of Emulex HBAs is reduced.

     “We have taken action to contain operating expenses and realign our efforts to match our strongest growth opportunities, which remain compelling,” noted Folino. “Today, Emulex is succeeding in the next generation of design wins in IOCs, HBAs and storage switching. We are just beginning to benefit from the

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

ramp of commercial OEM shipments of products based on our cost-reduced, native dual channel ASIC, Thor, which positions us well for our traditional enterprise HBAs as well as our newly introduced family of SMB HBAs. In recent weeks, we have achieved qualification and certification of Thor-based HBAs from essentially all of our key OEMs. In addition, Emulex has moved aggressively to extend its Linux presence, recently announcing that end users and developers are now able to tap Emulex open source Linux drivers natively embedded in Red Hat and Novell SUSE LINUX operating systems. Furthermore, our InSpeedTM storage switching solutions are continuing to gain momentum in the market. By the end of the calendar year, we expect several currently unannounced OEMs to launch commercial shipments of next generation solutions based on Emulex InSpeedTM storage switching technology. Lastly, our next generation of ASIC solutions poised for launch in the fall will deliver higher performance, lower cost and increased integration in both I/O and switching. Emulex has already succeeded in capturing our first design win for our next generation 4 gigabit HBA solutions during the fourth quarter at one of our key OEMs, and we expect more to come.”

Business Outlook

     Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is providing guidance for its first fiscal quarter ending September 2004 in line with previously announced expectations delivered at the end of June. Emulex is budgeting for first quarter revenue in a range of $73 to $76 million and non-GAAP earnings per share of $0.09-$0.10. On a GAAP basis, Emulex expects diluted first quarter EPS of $0.08-$0.09 per share, reflecting approximately $0.01 per share in expected GAAP charges arising primarily from amortization of intangibles and deferred stock-based compensation, offset partially by additional insurance recovery related to class action lawsuits of approximately $4 to $5 million greater than previously estimated, expected in the first quarter.

Webcast Information

     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the fourth fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112— and using the passcode 623571.

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

About Emulex

     Emulex Corporation is the world leader in Fibre Channel HBAs and delivers a broad range of intelligent building blocks for next generation storage networking systems. Emulex was named one of Forbes Magazine’s 25 Fastest Growing Technology Companies, and ranked number 15 in Deloitte & Touche’s 2003 Technology Fast 50.

     The world’s leading server and storage providers rely on Emulex HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. The Emulex award-winning product families, including its LightPulse™ HBAs and InSpeed™ embedded storage switching products, are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Ltd., Fujitsu Siemens, Groupe Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, Quantum Corp., StorageTek, Sun Microsystems, Unisys and Xyratex. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

EMULEX | We network storage

Note Regarding Non-GAAP Financial Information. The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes benefits related to an inventory charge, impairment charges, gains or losses on the repurchase of convertible subordinated notes and litigation settlements, as well as charges relating to the amortization of stock-based compensation and in-process research and development charges. The projected non-GAAP financial information also excludes any acquisition-related charges associated with the acquisitions of Giganet, Vixel and the technology assets of Trebia Networks. Management believes that the presentation of Non-GAAP information may provide useful information to investors because Emulex has historically provided this information and understands that some investors consider it useful in evaluating Emulex’s core business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating Emulex’s business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.

``Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. The Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A continued downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from high-end to midrange products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; the effect of acquisitions; impairment charges; and changes in tax rates or changes in accounting standards, including changes in the accounting treatment of employee stock options and contingent convertible debt. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

EMULEX CORPORATION AND SUBSIDIARIES
Preliminary Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Net revenues	$86,438	$81,762	$364,422	$308,208
Cost of sales	32,296	27,729	131,803	112,040

Gross profit	54,142	54,033	232,619	196,168

Operating expenses:
Engineering and development	19,510	15,839	73,211	61,257
Selling and marketing	8,217	5,075	28,035	18,994
General and administrative	3,556	3,650	18,815	40,291
Amortization of intangibles	6,547	1,450	19,093	5,807
In-process research and development	—	—	11,400	—

Total operating expenses	37,830	26,014	150,554	126,349

Operating income	16,312	28,019	82,065	69,819

Nonoperating income:
Gain on repurchase of convertible subordinated notes	—	—	2,670	28,729
Interest income	2,449	2,910	9,149	12,991
Interest expense	(1,469)	(1,243)	(4,754)	(5,510)
Other income (expense), net	(32)	54	109	(78)

Total nonoperating income	948	1,721	7,174	36,132

Income before income taxes	17,260	29,740	89,239	105,951
Income tax provision	6,614	11,301	3 8,062	40,262

Net income	$10,646	$18,439	$51,177	$65,689

Net income per share:
Basic	$0.13	$0.22	$0.62	$0.80

Diluted	$0.13	$0.22	$0.61	$0.79

Number of shares used in per share computations:
Basic	82,199	82,325	82,293	82,051

Diluted	83,997	87,890	85,674	87,914

     The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $62 and $1,010 for the three and twelve months ended June 27, 2004, respectively, and $771 and $3,416 for the three and twelve months ended June 29, 2003.

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

A reconciliation of the non-GAAP net income with the Company’s net income determined under GAAP is presented in the following table.

EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of Preliminary GAAP Net Income to Non-GAAP Net Income
(in thousands — unaudited)

	Three Months Ended		Twelve Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
GAAP net income, as presented above	$10,646	$18,439	$51,177	$65,689
Items excluded from GAAP net income to calculate non-GAAP net income:
Subsequent benefit related to the excess and obsolete inventory charge excluded from cost of sales[1]	(17)	(1,676)	(1,958)	(3,312)
Retention bonuses and amortization of deferred stock-based compensation associated with the acquisition of Vixel and Giganet, as follows:
Excluded from engineering and development	679	413	2,358	2,463
Excluded from selling and marketing	322	313	2,299	1,337
Excluded from general and administrative	510	32	1,920	299
Excluded from cost of sales	46	(1)	905	105
Impairment of goodwill and/or other intangible assets	NA2	—	NA2	—
In-process research and development expense associated with the acquisition of Vixel Corporation	—	—	11,400	—
Amortization of intangibles, excluded from operating expenses	6,547	1,450	19,093	5,807
Net charge associated with settlements of securities class action and derivative lawsuits	—	—	—	27,007
Net gain on repurchase of convertible subordinated notes, excluded from nonoperating income[3]	—	—	(2,670)	(28,729)
Net charge associated with the tentative settlement of shareholder litigation associated with the acquisition of Vixel Corporation	—	—	698	—
Income tax effect of above items, excluded from the income tax provision	(2,868)	86	(7,740)	(270)

Impact on net income	5,219	617	26,305	4,707

Non-GAAP net income	$15,865	$19,056	$77,482	$70,396

1.	Excess and obsolete inventory charge. Starting in late September 2001, some of Emulex’s major customers made announcements that general economic conditions, exacerbated by the increase in economic uncertainty in the aftermath of the terrorist events of September 11, 2001, were having a negative impact on their financial results. The announcements made, and forecasts received, indicated deteriorating demand for the Company’s one gigabit per second (Gbps) products as these customers were expected to migrate to two Gbps products for future purchases. In order to provide meaningful comparisons of operating results, any subsequent consumption of previously impaired products is excluded.

2.	Not available. Amounts to be determined.

3.	Net gain on repurchase of 1.75% convertible subordinated notes. In the three months ended March 28, 2004, Emulex repurchased $12.3 million in face value of its convertible subordinated notes, resulting in a pre-tax loss of $0.2 million. In the three months ended December 28, 2003, Emulex repurchased $85.4 million in face value of its 1.75% convertible subordinated notes, resulting in a pre-tax loss of $1.8 million. In the three months ended September 28, 2003, Emulex repurchased $93.9 million in face value of its convertible subordinated notes at a 7% discount, resulting in a pre-tax gain of $4.7 million. In the three months ended September 29, 2002, Emulex repurchased $136 million in face value of its convertible subordinated notes at a 24% discount, resulting in a pre-tax gain of $28.7 million.

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed above. The Company uses this non-GAAP information to evaluate its operating performance. This presentation is not in accordance with, or an alternative for, GAAP and may be different from the non-GAAP presentation used by other companies.

EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income4
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Net revenues	$86,438	$81,762	$364,422	$308,208
Cost of sales	32,267	29,406	132,856	115,247

Gross profit	54,171	52,356	231,566	192,961

Operating expenses:
Engineering and development	18,831	15,426	70,853	58,794
Selling and marketing	7,895	4,762	25,736	17,657
General and administrative	3,046	3,618	16,197	12,985

Total operating expenses	29,772	23,806	112,786	89,436

Operating income	24,399	28,550	118,780	103,525

Nonoperating income:
Interest income	2,449	2,910	9,149	12,991
Interest expense	(1,469)	(1,243)	(4,754)	(5,510)
Other income (expense), net	(32)	54	109	(78)

Total nonoperating income	948	1,721	4,504	7,403

Income before income taxes	25,347	30,271	123,284	110,928
Income tax provision	9,482	11,215	45,802	40,532

Net income	$15,865	$19,056	$77,482	$70,396

Net income per share:
Basic	$0.19	$0.23	$0.94	$0.86

Diluted	$0.19	$0.23	$0.92	$0.84

Number of shares used in per share computations:
Basic	82,199	82,325	82,293	82,051

Diluted	83,997	87,890	85,674	87,914

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $63 and $1,107 for the three and twelve months ended June 27, 2004, respectively, and $783 and $3,496 for the three and twelve months ended June 29, 2003, respectively.

[4] See the preceding Note Regarding Non-GAAP Financial Information, as well as the Reconciliation of GAAP Net Income to Non-GAAP Net Income.

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

EMULEX CORPORATION AND SUBSIDIARIES
Preliminary Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 27,	June 29,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$192,137	$136,971
Restricted cash	23	9,342
Investments	220,114	239,302
Accounts and other receivables, net	61,720	46,678
Litigation settlements receivable	5,101	13,095
Inventories, net	31,835	10,998
Prepaid expenses	3,572	5,516
Deferred income taxes	26,824	36,330

Total current assets	541,326	498,232
Property and equipment, net	64,570	26,585
Investments	243,125	234,847
Goodwill	583,499	397,256
Other intangibles, net	122,667	27,067
Other assets	1,293	5,782

	$1,556,480	$1,189,769

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,747	$11,298
Accrued liabilities	22,839	18,806
Accrued litigation settlements	—	39,500
Income taxes payable	9,910	5,457

Total current liabilities	54,496	75,061
Convertible subordinated notes	524,845	208,518
Deferred income taxes and other	486	4,260

Total liabilities	579,827	287,839
Total stockholders’ equity	976,653	901,930

	$1,556,480	$1,189,769

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Emulex Corporation FY ‘04 Fourth Quarter Results
August 5, 2004

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information

Historical Revenue by Channel and Territory:

	Q4 FY 2004	% Total	Q4 FY 2003	% Total	% Change
($000s)	Revenues	Revenues	Revenues	Revenues	Year/Year
Revenue from OEM customers	$56,920	66%	$50,903	62%	+12%
Revenue from distribution	29,542	34%	30,812	38%	-4%
Other	(24)	nm5	47	nm5	nm5

Total Net Revenues	$86,438	100%	$81,762	100%	+6%

United States	$49,822	58%	$49,301	60%	+1%
Europe	28,138	32%	27,864	34%	+1%
Pacific Rim countries	8,478	10%	4,597	6%	+84%

Total Net Revenues	$86,438	100%	$81,762	100%	+6%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
September 26, 2004
Non-GAAP diluted earnings per share guidance	$0.09-$0.10
Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings per share guidance:
Additional insurance recovery related to securities class action and derivative lawsuits	$0.05
Amortization of intangibles	$(0.05)
Amortization of deferred stock-based compensation	$(0.01)

GAAP diluted earnings per share guidance	$0.08-$0.09

[5]	Not meaningful

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